[GRAPHIC OMITTED]                                            PRESS RELEASE



For Immediate Release

Wednesday, January 22, 1997

Contact:      Aileen Lopez Pugh, EVP-Chief Financial Officer/Treasurer
              (703) 247-3700




Arlington, Virginia, January 22, 1997--TeleBanc Financial Corporation announced today that TeleBanc and its majority shareholder, MET Holdings, have terminated the Agreement and Plan of Merger dated as of May 10, 1996 (the "Merger Agreement") pursuant to which MET Holdings would have been merged into TeleBanc. Accordingly, TeleBanc and MET Holdings will not seek shareholder approval of the transaction.

         As previously announced, TeleBanc is currently exploring alternatives to raise additional equity capital. Although no definitive agreements or arrangements have been made by TeleBanc as to new equity capital, the decision to terminate the merger transaction reflects a determination by both TeleBanc and MET Holdings that the transaction as contemplated or future related transactions should not occur until TeleBanc makes a final determination with respect to raising additional equity capital. At such time, TeleBanc and MET Holdings likely will pursue an alternative, less encompassing transaction, such as the acquisition from MET Holdings of its primary subsidiary Arbor Capital Partners, Inc. However, because no final agreements or arrangements have been reached, there can be no assurance that the raising of additional equity capital or the acquisition of Arbor will be concluded.














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1111 N. Highland Street  o    Arlington VA 22201-2807     o     Tel 703.247.3700
                                Fax 703.247.5456
                            http://www.tele-bank.com
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